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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of National-Oilwell, Inc. and in the related Prospectuses of our report dated February 6, 2001, with respect to the consolidated financial statements of National-Oilwell, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.


Form                               Description
----                               -----------

S-8 Stock Award and Long Term Incentive Plan, Value Appreciation and Incentive Plan A and Value Appreciation and Incentive Plan B (No. 333-15859)

S-8      National-Oilwell Retirement and Thrift Plan (No. 333-36359)

S-8 Post Effective Amendment No. 3 to the Registration Statement on Form S-4 filed on Form S-8 pertaining to the Dreco Energy Services Ltd. Amended and Restated 1989 Employee Incentive Stock Option Plan, as amended, and Employment and Compensation Arrangements Pursuant to Private Stock Option Agreements (No. 333-21191)

S-3 Post Effective Amendment No. 3 to Form S-4 filed on Form S-3 pertaining to the offer to exchange $150,000,000 of 6 7/8% senior notes due 2005 for $150,000,000 of 6 7/8% senior notes due 2005, Series B. (No. 333-53717)

S-3 Registration of 3,000,000 shares of common stock issued to Westburne Inc. (No. 333-72509)

S-3      Registration of 500,000 shares of common stock (No. 333-85823)

S-4 Registration of 8,139,778 shares of common stock issued in connection with the acquisition of all of the issued and outstanding shares of Hitec ASA (No. 333-91605)

S-8 Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 pertaining to the IRI International Corporation Equity Incentive Plan (No. 333-36644)


                                                           /s/ ERNST & YOUNG LLP

Houston, Texas
March 1, 2001